EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-44139) pertaining to the 1991 Employee Stock Option Plan of Old Dominion Freight Line, Inc. of our reports dated March 14, 2005, with respect to the consolidated financial statements and schedule of Old Dominion Freight Line, Inc., Old Dominion Freight Line, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Old Dominion Freight Line, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Greensboro, North Carolina

March 14, 2005